Exhibit 99.1

Artisoft Appoints William Tauscher as Chairman of the Board

CAMBRIDGE, MA, February 23, 2004 — Artisoft®, Inc. (OTC: ASFT), a leading provider of open systems IP-PBX and call center products, today announced that William Y. Tauscher has joined the Company’s Board of Directors as Chairman. In this capacity, Mr. Tauscher will be actively engaged in advising the Company and its management. He succeeds Michael Downey, who will remain with the Board as a Director.

“Bill Tauscher’s successful track record and wealth of diversified experience will add significant value to Artisoft’s Board of Directors,” said Steve Manson, Artisoft’s president and CEO. “His knowledge of technology channels, history of growth and profitability, and business expertise will help foster Artisoft’s leadership position in the open systems communications market.”

“I look forward to working closely with Artisoft’s strong Board and management teams to execute a strategy that will continue to lead the company towards increased growth and profitability,” said William Tauscher. “My insight and experience in driving businesses to success will help Artisoft capitalize on the opportunities that lay ahead.”

William Tauscher is the managing member of The Tauscher Group, which invests and assists in the management of enterprises in various industries. Before founding The Tauscher Group, Mr. Tauscher served as chairman and CEO of Vanstar Corporation (formerly ComputerLand Corporation), having led the group that acquired ComputerLand in 1987. Under Mr. Tauscher’s guidance, Vanstar grew to be the largest PC sales and service company in the world, and was sold to Inacom in 1999. Prior to Vanstar, he was the chairman and CEO of FoxMeyer Corporation, a wholesale pharmaceutical and beauty-aid distributor, from 1977 until its sale to National Intergroup in 1986. Mr. Tauscher also helped engineer the leveraged buyout of Household Merchandising, the retail subsidiary of Household Finance.  He subsequently acquired Coast to Coast from Household, engineering its IPO and subsequent sale. He currently serves on various boards of directors, including Safeway Corporation, a $30 billion NYSE grocery company, and holds controlling investments in a number of successful companies.

About Artisoft

Artisoft, Inc. is a leading developer of open, standards-based telephone systems that bring together voice and data for more powerful and productive communications. Artisoft’s TeleVantage® delivers greater functionality, flexibility, and value than proprietary PBXs to a variety of customers, from small offices to large enterprise organizations with sophisticated call centers. Artisoft’s innovative software products have consistently garnered industry recognition, winning more than 35 awards for technical excellence. The company distributes its products and services worldwide through a dedicated and growing channel of authorized resellers. For more information, please call 800-914-9985 or visit our website at http://www.artisoft.com.

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For more information, contact:
Mary Ellen Quinn
Artisoft, Inc.
617-354-0600 x342
mquinn@artisoft.com